EXHIBIT 99.1
NEWS RELEASE
RANGE REPORTS HIGHER RESULTS ON RECORD PRODUCTION
FORT WORTH, TEXAS, OCTOBER 25, 2006...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced third quarter results. Results were driven by a 19% increase in production volumes. Revenues totaled $228.9 million, a 61% increase over the prior year. Cash flow from operations before changes in working capital, a non-GAAP measure, increased 13% to $114.1 million. Net income jumped 108% to $51.3 million, while diluted earnings per share rose 90% to $0.36. Excluding non-cash hedging gains and non-cash stock compensation expenses, net income would have been $32.2 million or $0.24 per share ($0.23 fully diluted). (See accompanying table for calculation of these non-GAAP measures.)
Range set a quarterly record for its oil and gas production. In addition, production has now increased sequentially for 15 consecutive quarters. Third quarter production increased 19% to 289 Mmcfe per day. Natural gas production jumped 25% to 219 Mmcf per day, while oil and natural gas liquids production rose 3% to 11,744 barrels per day. On an equivalent basis, natural gas represented 76% of the total production.
Commenting on the results, John Pinkerton, Range’s President and CEO, said, “Third quarter results reflect the consistent execution of our strategy. Production reached a record high, extending our string to 15 consecutive quarters of growth. Steady production growth coupled with our low cost structure continues to drive increasing operating cash flow, strong per unit margins and healthy earnings. Looking ahead, we are well on our way to achieving our 15% production growth target for 2006 and have set the same 15% target for 2007. Our confidence is driven by our large inventory of over 8,000 drilling projects, a superb technical team and stability of future cash flow from hedges that cover nearly 70% of 2007 and 2008 gas production at an average floor price of $8.50 per mcf. With the combination of this strong foundation and our emerging plays, which have the potential to more than triple our proved reserves, we are in an excellent position to continue to build per share value.”
Wellhead prices, after adjustment for hedging, averaged $6.49 per mcfe, a 3% increase. The average realized gas price decreased 2% to $6.19 per mcf, as the average realized oil price increased 10% to $46.10 a barrel. While higher production and realized prices, along with the hedging gains, caused revenues to jump 61%, expenses rose only 21%. Operating expenses per mcfe, excluding the effect of non-cash stock expenses under FASB 123R discussed below, increased $0.18 over the prior year and rose $0.08 versus the second quarter rate. The increase was due to higher field service costs ($0.05), higher insurance premiums ($0.04), higher personnel expense ($0.03) and costs associated with integrating the Stroud. Production taxes per mcfe were the same ($0.38) as the prior-year. General and administrative expenses per mcfe, excluding the non-cash stock FASB 123R expense, were held level ($0.31) with the prior year and were $0.04 per mcfe lower than the second quarter. Interest expense increased $0.19 per mcfe over the prior year as a result of the debt assumed in the Stroud acquisition coupled with rising interest rates and a greater proportion of fixed rate debt. Depletion, depreciation and amortization per mcfe increased $0.27 over the prior year to $1.74 per mcfe due to a $0.09 one-time charge to fully impair an offshore property and the higher depletion rate associated with the Stroud properties.
Beginning January 1, 2006, all non-cash expense associated with expensing stock options and SARs per FASB 123R was included in a single line item in the income statement titled “non-cash stock compensation expense.” Beginning with the third quarter of 2006, pursuant to recent accounting interpretations, non-cash expense associated with FASB 123R is recorded in multiple line items including direct operating expense ($378,000), exploration expense ($757,000), G&A expense ($3.9 million) and a

$86,000 reduction of transportation and gathering revenue. The separate line item entitled “non-cash stock compensation expense” now represents the change in value of Range stock held in the Company’s deferred compensation plan. The cumulative effect of these reclassifications are reflected in nine month results.
Income from discontinued operations was a $14.1 million loss. Because GAAP accounting requires that assets held for resale be revalued each quarter based upon commodity prices in effect at quarter-end, a $30.4 million non-cash impairment was recorded in the third quarter reflecting the drop in commodity prices. To the extent that future commodity prices fluctuate, positive or negative impairments will likely be recorded in the future regarding the assets held for resale. Net cash flow from the properties held for resale was $8.0 million during the quarter. Since this cash flow is associated with discontinued operations, it has been excluded from the cash flow from operations amounts reported herein.
Third quarter development and exploration expenditures totaled $180 million, funding the drilling of 281 (194 net) wells and 17 (12 net) recompletions. A 98% success rate was achieved with 277 (190.9 net) wells productive. By quarter end, 188 (118.2 net) of the wells had been placed on production, with the remainder in various stages of completion or waiting on pipeline connection. For the nine months, capital expenditures (excluding acquisitions) totaled $437 million, funding the drilling of 760 (540 net) wells and 59 (47 net) recompletions. The full-year capital expenditures are estimated to total $588 million.
Drilling activity in the third quarter remains high with 37 rigs currently running. During the third quarter, Range continued to expand several of its key drilling areas and emerging plays. In our tight gas sand plays, the Company plans to drill 439 wells, of which 357 had been drilled by September 30. The Company achieved a 99% success rate in this portion of its operations, which is low-cost, low-risk and highly repeatable. Approximately 3,300 tight gas sand wells remain in inventory. In our coal bed methane projects, which now cover roughly 400,000 acres, production has reached roughly 25 Mmcfe per day. In the first nine months, 188 CBM wells were drilled, with approximately 2,700 locations remaining in inventory. Three wells of a 20-well program to test 30-acre downspace drilling in the Nora field of Virginia have been drilled. The remaining 17 locations are expected to be drilled before year-end. If the downspace drilling is successful, the number of undrilled CBM locations could essentially double.
Our shale gas plays now cover in excess of 400,000 acres. In the Fort Worth Basin Barnett Shale play, the Company plans 40 wells in the second half of the year. Since announcing the Stroud acquisition in early May, Barnett production has increased from approximately 16 Mmcfe per day to more than 30 Mmcfe per day currently. In the Devonian Shale play of Pennsylvania, the Company has drilled 14 wells, with several wells yet to be completed to the shale. Six of the vertical wells and one horizontal well are currently on production and reserves appear to be in the range of 600 to 1,000 Mmcf per well. Plans are to have 10 vertical wells and three horizontal wells fraced and on production by year-end.
Production also continues to climb from our field rejuvenation projects. At the West Fuhrman-Mascho field in West Texas we continue to test five-acre infills. To date, six wells have been drilled on five-acre spacing with production rates comparable to the 10-acre wells. If successful, the down spacing program has the potential to double the recovery from this field. At our Eunice field in New Mexico, production has tripled since the June 2005 acquisition to 21 Mmcfe per day. At our Tonkawa project in northern Oklahoma, 58 wells have been drilled to date with encouraging results. Production has risen from essentially zero to 1,000 barrels of oil per day currently. More than 400 drilling locations have been identified on our acreage. Success also continues in our stacked-pay areas that now cover more than 200,000 net acres.
Finally, progress continues with several key exploratory projects. Our 22,000 foot Norphlet test in Mississippi (25% working interest) is expected to reach total depth in December. If successful, full project development could add as much as 150 Mmcfe per day net to Range. Drilling has been completed on our 12,000 foot Trenton Black River well (50% working interest) in western Pennsylvania. Production casing has been set and testing will begin in the fourth quarter. In the Anadarko basin of southwestern Oklahoma, a deep exploratory well (16% working interest) has been completed to the Springer formation and is expected to be online in November. Another deep Springer well (70% working interest) recently reached total depth of 20,000 feet and completion will commence shortly. Two other deep Springer wells are currently drilling. All of these wells represent high-potential opportunities.
The Company will host a conference call on Thursday, October 26 at 1:00 p.m. ET to review these results. To participate in the call, please dial 877-407-8035 and ask for the Range Resources third quarter financial results conference call. A replay of the call will be available through November 2 at 877-660-6853. The account number is 286 and the conference ID is 217879.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
Non-GAAP Financial Measures:
Earnings for third quarter 2006 include ineffective hedging gains and gains related to mark-to-market on derivatives of $55.1 million and a non-cash stock compensation expense of $2.5 million. Excluding such items, income before income taxes would have been $52.3 million, a 13% decrease from the prior year. Adjusting for the after-tax effect of these items, the Company’s earnings would have been $32.2 million or $0.24 per share ($0.23 fully diluted). If similar items were excluded, 2005 earnings would have been $37.8 million or $0.30 per share ($0.29 per diluted share). In 2005, results were impacted by a net $671,000 ineffective hedging loss on commodities and interest and $20.4 million of non-cash stock compensation expense. (See reconciliation of non-GAAP earnings in the accompanying table.) The Company believes results excluding these items are more comparable to estimates provided by security analysts and, therefore, are useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.
Cash flow from operations before changes in working capital as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash stock compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles net cash provided by operations to cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to substantial potential value, future earnings, future growth, new opportunities, future cash flow, capital expenditures and production growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment and services at reasonable costs, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2006-23

Contacts:	Rodney Waller, Senior Vice President David Amend, IR Manager

Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005		2006	2005

Revenues
Oil and gas sales	$172,647	$142,055		$506,605	$368,193
Transportation and gathering	1,120	758		2,246	1,917
Transportation and gathering — non-cash stock compensation (a)	(86)	(55)		(237)	(55)
Mark-to-market hedging gain	54,950	—		83,734	—
Ineffective hedging gain (loss) (b)	184	(665)		3,490	(417)
Other	65	(303)		(237)	(204)

	228,880	141,790	61%	595,601	369,434	61%

Expenses
Direct operating	24,406	16,676		63,958	48,903
Direct operating — non-cash stock compensation (a)	378	226		1,029	226
Production and ad valorem taxes	9,985	8,457		28,381	21,246
Exploration	15,755	7,157		32,171	19,536
Exploration — non-cash stock compensation (a)	757	568		2,196	584
General and administrative	8,260	6,916		25,667	19,430
General and administrative — non-cash stock compensation (a)	3,910	2,103		10,347	2,433
Non-cash compensation (c)	(2,638)	17,450		(347)	26,793
Interest	16,896	9,910		39,450	28,041
Depletion, depreciation and amortization	46,243	32,900		117,643	93,098

	123,952	102,363	21%	320,495	260,290	23%

Income from continuing operations before income taxes	104,928	39,427	166%	275,106	109,144	152%

Income taxes
Current	615	331		1,815	331
Deferred	38,899	14,431		101,497	40,484

	39,514	14,762		103,312	40,815

Income from continuing operations	65,414	24,665	165%	171,794	68,329	151%

Discontinued operations	(14,084)	—		(13,519)	—

Net income	$51,330	$24,665	108%	$158,275	$68,329	132%

Basic
Income from continuing operations	$0.48	$0.19	153%	$1.30	$0.56	132%
Net income	$0.37	$0.19	95%	$1.20	$0.56	114%

Diluted
Income from continuing operations	$0.46	$0.19	142%	$1.25	$0.54	132%
Net income	$0.36	$0.19	90%	$1.15	$0.54	113%

Weighted average shares outstanding, as reported
Basic	136,983	127,404	8%	132,426	122,954	8%
Diluted	142,022	132,530	7%	137,466	127,709	8%

(a)	Costs associated with FASB 123R which effective with 3Q 06 have been reflected in the categories associated with the direct personnel costs.

(b)	Included in Other revenues in the 10-Q.

(c)	Effective with 3Q 2006, the amount reflects the change in the market value of the Company stock during the period held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005		2006	2005
Average Daily Production
Oil (bbl)	8,731	8,650	1%	8,628	8,170	6%
Natural gas liquids (bbl)	3,013	2,746	10%	3,047	2,743	11%
Gas (mcf)	218,790	175,717	25%	200,184	169,832	18%
Equivalents (mcfe) (a)	289,250	244,092	19%	270,232	235,310	15%

Prices Realized
Oil (bbl)	$46.10	$41.77	10%	$46.66	$38.11	22%
Natural gas liquids (bbl)	$39.48	$27.97	41%	$34.88	$25.26	38%
Gas (mcf)	$6.19	$6.29	-2%	$6.73	$5.70	18%
Equivalents (mcfe) (a)	$6.49	$6.33	3%	$6.87	$5.73	20%

Operating Costs per mcfe (b)
Field expenses	$0.86	$0.68	26%	$0.81	$0.68	19%
Workovers	$0.06	$0.06	0%	$0.06	$0.08	-25%

Total Operating Costs	$0.92	$0.74	24%	$0.87	$0.76	14%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

(b)	Excludes non-cash stock compensation in 2006.
BALANCE SHEETS
 (In thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets	$191,664	$146,300
Current deferred tax asset	2,647	61,677
Assets held for sale	117,275	—
Oil and gas properties	2,546,475	1,741,182
Transportation and field assets	43,862	39,244
Other	149,327	30,582

	$3,051,250	$2,018,985

Liabilities and Stockholders’ Equity
Current liabilities	$201,040	$158,493
Current asset retirement obligation	3,796	3,166
Current unrealized hedging loss	11,172	160,101

Bank debt	384,700	269,200
Subordinated notes	596,694	346,948

Total long-term debt	981,394	616,148

Deferred taxes	469,612	174,817
Unrealized hedging loss	4,880	70,948
Deferred compensation liability	82,290	73,492
Long-term asset retirement obligation	72,937	64,897

Common stock and retained earnings	1,234,202	860,618
Stock in deferred compensation plan and treasury	(21,939)	(16,568)

Other comprehensive loss	11,866	(147,127)

Total stockholders’ equity	1,224,129	696,923

	$3,051,250	$2,018,985

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATIONS
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$51,330	$24,665	$158,275	$68,329
Adjustments to reconcile Net income to net cash provided by operations:
Discontinued operations	14,084	—	13,519	—
Loss from equity investment	98	—	61	—
Deferred income tax (benefit)	38,899	14,431	101,497	40,484
Depletion, depreciation and amortization	46,243	32,900	117,643	93,098
Exploration expense	5,568	691	10,314	2,504
Mark-to-market derivative (gain)	(54,950)	—	(83,734)	—
Unrealized hedging (gains) losses	(184)	670	(3,178)	377
Allowance for bad debts	—	225	33	675
Amortization of deferred issuance costs	409	408	1,221	1,261
Deferred compensation adjustment	2,085	20,453	13,839	30,413
Loss (gain) on sale of assets and other	53	153	976	157

Changes in working capital:
Accounts receivable	(9,509)	(35,010)	32,497	(16,954)
Inventory and other	(49)	1,195	(1,911)	(6,879)
Accounts payable	(12,284)	20,701	(17,800)	5,535
Accrued liabilities	3,002	(3,780)	(878)	(2)

Net changes in working capital	(18,840)	(16,894)	11,908	(18,300)

Net cash provided by operations	$84,795	$77,702	$342,374	$218,998

RECONCILIATION OF CASH FLOWS
 (In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net cash provided by operations	$84,795	$77,702	$342,374	$218,998

Net change in working capital	18,840	16,894	(11,908)	18,300

Exploration expense	10,944	6,483	24,053	17,065

Other	(447)	(430)	(3,428)	(738)

Cash flow from operations before changes in working capital, non-GAAP measure	$114,132	$100,649	$351,091	$253,625

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Basic:
Weighted average shares outstanding	138,318	129,617	133,767	125,156
Stock held by deferred compensation plan	(1,335)	(2,213)	(1,341)	(2,202)

	136,983	127,404	132,426	122,954

Dilutive:
Weighted average shares outstanding	138,318	129,617	133,767	125,156
Dilutive stock options under treasury method	3,704	2,913	3,699	2,553

	142,022	132,530	137,466	127,709

RANGE RESOURCES CORPORATION
RECONCILIATION OF NET INCOME BEFORE INCOME TAXES
AS REPORTED TO NET INCOME BEFORE INCOME TAXES
EXCLUDING CERTAIN NON-CASH ITEMS
 (Unaudited, in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006	2005		2006	2005
As reported	$104,928	$39,427	166%	$275,106	$109,144	152%
Adjustment for certain non-cash items
(Gain) loss on sale of properties	(93)	(210)		155	(226)
Mark-to-market on hedging (gain)	(54,950)	—		(83,734)	—
Ineffective commodity hedging (gain) loss	(184)	665		(3,490)	417
Amortization of ineffective interest hedges	—	6		311	(40)
Transportation and gathering — non-cash stock compensation	86	55		237	55
Direct operating — non-cash stock compensation	378	226		1,029	226
Exploration expenses — non-cash stock compensation	757	568		2,196	584
General & administrative — non-cash stock compensation	3,910	2,103		10,347	2,433
Non-cash compensation expense	(2,638)	17,450		(347)	26,793
Equity method investment loss	98	—		61	—

As adjusted	52,292	60,290	-13%	201,871	139,386	45%

Income taxes, adjusted
Current	615	331		1,815	331
Deferred	19,476	22,150		74,474	51,708

Net income excluding certain items	$32,201	$37,809	-15%	$125,582	$87,347	44%

Non-GAAP earnings per share
Basic	$0.24	$0.30	-20%	$0.95	$0.71	34%

Diluted	$0.23	$0.29	-21%	$0.91	$0.68	34%

HEDGING POSITION
 As of October 25, 2006
(Unaudited)

		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(MMBtu/d)	Prices	(Bbl/d)	Prices
4Q 2006	Swaps	10,761	$6.48	400	$35.00
4Q 2006	Collars	153,283	$6.68 - $8.88	6,863	$39.83 - $49.05

Calendar 2007	Swaps	82,500	$9.34	—	—
Calendar 2007	Collars	98,500	$7.13 - $9.99	5,800	$52.90 - $64.58

Calendar 2008	Swaps	105,000	$9.42	—	—
Calendar 2008	Collars	55,000	$7.93 - $11.39	4,000	$56.89 - $74.78
Note: Details as to the Company’s hedges are posted on its website and are updated periodically.